SILLENGER ENTERS INTO MEMORANDUM OF UNDERSTANDING WITH THE REPUBLIC OF BENIN

TORONTO, Ontario – September 19, 2011 – (Marketwire) – Sillenger Exploration Corp. (“Sillenger”) (OTCQB: SLGX), is pleased to report that it has entered into a Memorandum of Understanding (“MOU”) to form a partnership with the Government of the Republic of Benin, which has a strong desire to drive its economic growth by developing its mining and oil industries.

The Republic of Benin, with a population of 9 million, is located in West Africa, and is one of Africa’s most stable and democratic nations. Benin shares a border to the east with Nigeria, Africa’s leading crude oil exporter; with Togo to the west, the world’s fourth-largest phosphate producer; on the north with Niger, the world’s sixth-largest producer of uranium; and on the northwest by Burkina Faso, a country with many active exploration and development projects in a rapidly emerging mining sector.

“This MOU is yet another endorsement of the Sillenger partnership model as a catalyst for governments to attract foreign investment to help unlock their natural resource wealth, promote private sector growth, and establish the foundations for sustainable economic prosperity.” stated Mr. John Gillespie, President of Sillenger.

About Sillenger Exploration Corp.

Sillenger is a natural resource development company dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration.

The Sillenger CLP Claims Licensing Program® is a turnkey process used in partnership with Governments to improve the way their natural resources are managed. Sillenger’s Government partners provide a “fast-track” to expediting all necessary permits, licenses, legal, and other bureaucratic documentation and procedures that exploration and extraction companies would require in order to begin their work programs in these countries.

Forward-Looking Statements

Information in this press release may contain 'forward-looking statements.' Statements describing objectives or goals or Sillenger Exploration Corp.'s future plans are also forward-looking statements and are subject to risks and uncertainties, including the financial performance of Sillenger Exploration Corp. and market valuations of its stock, which could cause actual results to differ materially from those anticipated. Forward-looking statements in this news release are made pursuant to the 'Safe Harbor' provisions of the United States Private Securities Litigation Reform Act of 1995.

Contact:

Sillenger Exploration Corp
Email: info@sillenger.com
Website: http://www.sillenger.com